SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Hewitt Associates, Inc.

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HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 2, 2005

TO THE STOCKHOLDERS OF HEWITT ASSOCIATES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hewitt Associates, Inc., a Delaware corporation (the “Company”), will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL 60611, on Wednesday, February 2, 2005 at 9:00 a.m. Central time for the following purposes:

1.	To elect three Class III Directors, each to serve for a term of three years or until his or her successor is duly elected and qualified to hold office.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the Company’s fiscal year ending September 30, 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors (the “Board”) has fixed the close of business on December 6, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy in the return envelope (which is postage prepaid if mailed in the United States) or vote your proxy via telephone or internet as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder. If you wish to attend the Annual Meeting, please present proof of your ownership of Hewitt Associates stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

By Order of the Board of Directors

C.L. Connolly, III
Secretary

Lincolnshire, Illinois

December 15, 2004

HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 2, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hewitt Associates, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, February 2, 2005, at 9:00 a.m. Central time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, IL 60611. The Company intends to mail this proxy statement and accompanying proxy card on or about December 15, 2004 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitation by directors, officers or other employees of the Company.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on December 6, 2004 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 55,821,337 shares of its Class A common stock, 60,651,832 shares of its Class B common stock and 4,377,214 shares of its Class C common stock.

Each holder of record of each class of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. Pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation, other than in elections of directors, every share of Class B common stock and Class C common stock shall be voted in accordance with the vote of the majority of the votes cast on the matter in question by the holders of Class B common stock and Class C common stock, voting together as a group, pursuant to a separate, preliminary vote of the holders of Class B common stock and Class C common stock (“Preliminary Vote”), according to procedures established by the Company’s Stockholders’ Committee. In elections of directors, every share of Class B common stock and Class C common stock shall be voted in favor of the election of those persons, equal in number to the number of such positions to be filled, receiving the highest number of votes cast by the holders of Class B common stock and Class C common stock, voting together as a group, in the Preliminary Vote.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on a matter at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum, but are not counted for determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company before the Annual Meeting at the Company’s principal executive offices, 100 Half Day Road, Lincolnshire, Illinois 60069, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each elected for a three-year term, with the term of Class III Directors expiring at the Annual Meeting to be held in 2008, the term of Class I Directors expiring at the Annual Meeting of stockholders to be held in 2006 and the term of Class II Directors expiring at the Annual Meeting to be held in 2007. Directors were assigned to each class in accordance with a resolution adopted by the Board of Directors, each class consisting, as nearly as possible, of one-third the total number of directors.

The authorized number of directors is currently set at twelve. Four seats on the Board of Directors, currently held by Cheryl A. Francis, Dale L. Gifford, Daniel J. Holland and Thomas J. Neff, have been designated as Class III Board seats, with the directors’ term expiring as of the 2005 Annual Meeting. Daniel J. Holland has informed the Board that he will retire from the Board at the end of his current term. Mr. Holland will continue as an executive officer of the Company.

Effective at the Annual Meeting, the authorized number of directors will be reduced to eleven and three Class III Directors will be elected. Cheryl A. Francis, Dale L. Gifford and Thomas J. Neff have been nominated to serve as Class III Directors. If elected at the Annual Meeting, each of the three nominees would serve until the 2008 Annual Meeting and until his or her successor is duly elected and qualified, or until such director’s death, resignation, or removal.

The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the Annual Meeting, and each Class III Director who will not continue in office after the Annual Meeting.

Nominees for Election for Class III Directors

Names	Length of Term
Cheryl A. Francis Dale L. Gifford Thomas J. Neff	Nominated for a three-year term expiring at the 2008 Annual Meeting of Stockholders

Cheryl A. Francis (age 50) served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons, a print media company, from 1995 until 2000 and has served as a director since July 2002. Since 2000, Ms. Francis has served as a business consultant. Prior to her role at R.R. Donnelley & Sons, Ms. Francis served on the management team of FMC Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987-1991, and Treasurer of FMC Corporation from 1993-1995, and as an adjunct professor for the University of Chicago Graduate School of Business from 1991-1993. Ms. Francis also currently serves on the board of directors of HNI Corporation (formerly known as HON INDUSTRIES, Inc.) and Morningstar, Inc. Ms. Francis is a member of the audit committee of Morningstar, Inc. and the public policy and corporate governance committee of HNI Corporation.

Dale L. Gifford (age 54) has served as the Company’s Chief Executive Officer since 1992 and as Chairman of the Board since March 2002. Prior to his current roles, Mr. Gifford managed the Company’s Southwest and Midwest U.S. Market Groups, international operations and flexible compensation practice. Mr. Gifford joined the Company in 1972 as an actuary. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Thomas J. Neff (age 67) has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm, since October 1996, has been employed with Spencer Stuart since 1976, including as President from 1979 to October 1996, and has served as a director since October 2004. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of Ace Limited and the Lord Abbett Mutual Funds. Mr. Neff was a director of Exult, Inc. until it was acquired by the Company on October 1, 2004.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE.

Current Class III Director Not Continuing in Office

Daniel J. Holland (age 58) has served as the Company’s North America Region Manager since 2000, as the Company’s Chief Operating Officer since 2002, and a director since April 2002. Prior to his current roles, Mr. Holland managed the Company’s Southwest and Midwest U.S. Market Groups. He joined the Company as an actuary in 1974. Mr. Holland is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Class I Directors Continuing in Office

Names	Length of Term
Bryan J. Doyle Julie S. Gordon Michele M. Hunt Cary D. McMillan	Three-year term, one year remaining, expiring at the 2006 Annual Meeting of Stockholders

Bryan J. Doyle (age 44) has been the Outsourcing—Line of Business Leader since 2000 and a director since April 2002. Previously, he managed Hewitt’s outsourcing business in the East U.S. Market Group and helped lead the initiative to set up the Company’s first two benefit outsourcing clients. Mr. Doyle joined the Company in 1984.

Julie S. Gordon (age 47) leads Hewitt’s retirement and financial management market efforts in North America and has served as a director since April 2002. Previously, she served as business leader of Hewitt’s Midwest U.S. Market Group actuarial practice. She joined the Company in 1978. Ms. Gordon is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Michele M. Hunt (age 55) is Founder and President of Vision & Values, a leadership and organizational development firm in Washington D.C., and has served as a director since July 2002. Since founding her firm in 1995, Ms. Hunt has partnered with numerous organizations, including Banco Popular, IBM, Motorola and NASA, to align their culture, systems and processes with their vision and core strategies. In 1993, President Clinton appointed Ms. Hunt to lead the Federal Quality Institute in an initiative to improve government agencies. Prior to this appointment, Ms. Hunt served as Corporate Vice President for People of Herman Miller, Inc.

Cary D. McMillan (age 46) served as Chief Executive Officer of Sara Lee Branded Apparel and Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from 2000 until 2004, and has served as a director since July 2002. Mr. McMillan joined Sara Lee in 1999 as Executive Vice President and Chief Financial Officer. From 1980 to 1999, Mr. McMillan held a number of positions of increasing responsibility at Arthur Andersen & Co., L.L.P., including managing partner of the Chicago office. Mr. McMillan also currently serves on the board of directors of McDonalds Corporation, as well as the boards of several nonprofit organizations in the Chicago area. Mr. McMillan serves on the audit and finance committees of McDonalds Corporation.

Class II Directors Continuing in Office

Names	Length of Term
Michael E. Greenlees James P. Kelly Steven P. Stanbrook Steven A. Denning	Three-year term, two years remaining, expiring at the 2007 Annual Meeting of Stockholders

Michael E. Greenlees (age 57) has been President and Chief Executive Officer of FastChannel Network, Inc. since January 2004, and has served as a director since January 2004. From 2001-2003, Mr. Greenlees served as Executive Vice President of Omnicom Group Inc., the holding company for a number of advertising and marketing services businesses. From 1998 to 2001, Mr. Greenlees served as President and CEO of TBWA Worldwide, a unit of Omnicom. From 1980-1998, Mr. Greenlees was Chairman and Chief Executive of GGt Group plc, a London-based advertising and marketing services group. Mr. Greenlees has over thirty years of experience in advertising and marketing.

James P. Kelly (age 61) is the former Chairman and Chief Executive Officer of United Parcel Service, a package distribution company (“UPS”), and has served as a director since July 2002. Mr. Kelly joined UPS in 1964 and held a number of senior positions there, including labor relations manager and Chief Operating Officer, prior to assuming the role of Chairman and Chief Executive Officer in 1997, which he held until his retirement in February 2002. Mr. Kelly serves as chairman of the Annie E. Casey Foundation and serves on the board of directors of BellSouth Corporation, Dana Corporation and UPS. Mr. Kelly serves on the audit and finance committees of Dana Corporation and the executive nominating and compensation and director nominating and corporate governance committees of BellSouth Corporation.

Steven P. Stanbrook (age 47) is President, Asia, of S.C. Johnson & Son, Inc., a manufacturer of consumer products, and has served as a director since January 2004. Prior to his current role, Mr. Stanbrook served as

President of S.C. Johnson’s business in Europe, Africa and Near East from 1996-2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President—International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation from 1993-1996, and most recently served as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook also currently serves on the board of directors of Chiquita Brands International, Inc. Mr. Stanbrook serves on the audit and compensation committees of Chiquita Brands International.

Steven A. Denning (age 56) is the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused on investing in companies that provide or use information technology on a global basis, and has served as a director since October 2004. He has been with General Atlantic (or its predecessor), since 1980. Mr. Denning is also a director of Eclipsys Corporation, SRA International, Inc., and The Thompson Corporation and two private companies in which investment companies affiliated with General Atlantic Partners, LLC are investors. Mr. Denning was a director of Exult, Inc. until it was acquired by the Company on October 1, 2004.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has confirmed the selection by the audit committee of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since April 2002.

If the stockholders fail to ratify the selection of Ernst & Young LLP as the Company’s independent auditors, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this Proposal 2 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Corporate Governance

The Board of Directors has determined, after considering a number of factors, including its members’ current and historic relationship with the Company, the relationships their current and former employers have with the Company, and the relationships between the Company and other companies of which the members are Directors, that a majority of its members, including Steven A. Denning, Cheryl A. Francis, Michael E. Greenlees, Michelle M. Hunt, James P. Kelly, Cary D. McMillan, Thomas J. Neff and Steven P. Stanbrook are, and after the Annual Meeting (assuming the election of all nominees at the Annual Meeting), will be independent of the Company and its management, as defined by the New York Stock Exchange rules and regulations.

Independent members of the Board of Directors of the Company meet in executive session without management present at least two times per year. The Board has designated James P. Kelly as the presiding director for these meetings. Persons who wish to communicate with Mr. Kelly or the independent directors as a group should communicate in writing addressed to Mr. Kelly c/o Chris Denton at the Company’s principal executive offices.

The Company’s Corporate Governance Guidelines, as well as the charter for each Committee of the Board of Directors, can be viewed at the Company’s web site, www.hewitt.com.

Board Committees and Meetings

The Board of Directors met ten times in fiscal year 2004. In addition to corporate actions taken at such meetings, the Board approved two corporate actions during fiscal year 2004 by unanimous written consent. The Board has designated three committees: the Audit Committee, the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee. The Audit Committee met eight times, the Compensation and Leadership Committee met eight times, and the Nominating and Corporate Governance Committee met three times in fiscal year 2004. Each director attended at least 75% of the aggregate of all Board meetings held during his or her tenure on the Board and Committee meetings held by Committees on which he or she served.

Ms. Francis and Messrs. Denning, Kelly and Stanbrook comprise the Audit Committee. Each member of the Audit Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to the Company’s annual audit, accounting policies, financial reporting, and internal controls. The Board of Directors has determined that each Audit Committee member is financially literate and has sufficient knowledge in financial and auditing matters to serve on the committee and that each member qualifies as an audit committee financial expert under Securities and Exchange Commission regulations.

Ms. Hunt and Messrs. Greenlees, McMillan and Neff comprise the Compensation and Leadership Committee. Each member of the Compensation and Leadership Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to compensation of the employees of the Company (including compensation of the Chief Executive, executive officers, and Board members), and the grant of awards under the Company’s Global Stock and Incentive Compensation Plan (the “Global Stock Plan”) and such other incentive compensation plans as may be adopted in the future. This Committee also oversees the development of leadership programs for the Company, including strategies for succession planning.

Messrs. Kelly, Greenlees and Neff comprise the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent of the Company and its management. This Committee is empowered to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board of Directors director nominees, develop and recommend to the Board of Directors corporate governance principles, or changes to existing corporate governance principles applicable to the Company, and oversee the evaluation of the Board and management.

The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes an examination of whether the individual is independent, as well as consideration of diversity, skills and experience in the context of the needs of the Board. The Committee considers, among other factors, the number of Boards on which a candidate sits, whether the candidate has full-time or part-time employment, and the candidate’s financial interests in organizations which are or are likely to become suppliers to or competitors of the Company. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, such as executive search firms, as it deems appropriate.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders, using the same criteria as for other candidates. Recommendations should be submitted to the Secretary of the Company at the Company’s principal executive offices. The recommendation should include the name and address of the stockholder making the recommendation and evidence of his or her ownership of common stock of the Company, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement. To be considered, the recommendation must be received by the Secretary not less than 120 days before the anniversary date of the Company’s most recent annual meeting of stockholders.

Messrs. Denning and Neff were appointed to the Board of Directors pursuant to the Agreement and Plan of Merger pursuant to which the Company acquired Exult, Inc. The Board of Directors has determined that each of Messrs. Denning and Neff qualifies as an “independent” director of the Company under the New York Stock Exchange’s definition of independence.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in such filing.

The Audit Committee currently consists of four members of the Company’s Board of Directors.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2004 (the “Fiscal Year 2004 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent auditors. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young and has concluded that the independence of Ernst & Young is not compromised by the performance of such services.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal Year 2004 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

December 1, 2004	Cheryl A. Francis, Chairman Steven A. Denning James P. Kelly Steven P. Stanbrook

Independent Auditor

Audit Fees

The following table presents fees for professional audit services provided by Ernst & Young for the years ended September 30, 2003 and September 30, 2004, and fees billed for other services provided by Ernst & Young during those periods.

	For the Years
	Fiscal 2004	Fiscal 2003
Audit Fees(1)	$1,364,673	$1,016,295
Audit Related Fees(2)	$1,273,588	$619,700
Tax Fees(3)	$586,330	$720,692
All Other Fees(4)	—	$201,090

Total	$3,224,591	$2,557,777

(1)	Audit fees in 2003 and 2004 include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures performed by the independent auditor to form an opinion on the Company’s consolidated financial statements. In 2004, Audit Fees also included fees incurred in connection with registering shares of the Company’s common stock under the Securities Act of 1933.
(2)	Audit Related Fees in 2003 and 2004 include SAS70 services, accounting and internal control services and business acquisition services. Audit Related Fees in 2003 also include consultations regarding the Company’s registered secondary offering in August 2003.
(3)	Tax Fees include global transfer pricing services and other tax planning and compliance services provided in relation to foreign taxes and United States federal, state and local tax compliance.
(4)	All other fees in fiscal 2003 include risk management services (which were not continued in 2004).

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst and Young.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services by the independent auditor.

The Audit Committee has established two different approaches to pre-approving services. Proposed services may be either pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer (CFO) and Director of Internal Audit and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee pre-approved all services provided by Ernst & Young in fiscal 2003 and 2004 in accordance with the foregoing policy.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of Ernst & Young will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 31, 2004, by: (i) each director and nominee for director; (ii) each of the executive officers of the Company named in the Summary Compensation Table (the “Named Executive Officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Number of Outstanding Shares Beneficially Owned on October 31, 2004

Name	Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Class A Common Stock Beneficially Owned	Number of Shares of Class B Common Stock Beneficially Owned		Percentage of Class B Common Stock Beneficially Owned	Percentage of All Classes of Common Stock Beneficially Owned(1)
Five Percent Stockholders:
Parties to Stockholders’ Agreement,(2) 100 Half Day Road, Lincolnshire, IL 60069	0		—	58,595,085		95.31%	48.80%
Investment entities affiliated with General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwhich, CT 06830	9,774,479	(3)	18.02%	0		—	8.14%
T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202	3,946,800	(4)	7.28%	0		—	3.29%
Directors and Named Executive Officers:
Dale L. Gifford	48,151	(5)	*	890,770	(6)	1.45%	*
Perry O. Brandorff	14,051	(5)	*	238,160		*	*
Bryan J. Doyle	18,776	(5)	*	200,049		*	*
Julie S. Gordon	6,201	(5)	*	190,009		*	*
Daniel J. Holland	26,626	(5)	*	606,105	(7)	*	*
Michael R. Lee	13,601	(5)	*	271,773		*	*
Non-employee Directors and Director Nominees:
Steven A. Denning	9,786,479	(3)	18.05%	0		—	8.15%
Cheryl A. Francis	14,315	(5)	*	0		—	*
Michael E. Greenlees	1,734		*	0		—	*
Michele M. Hunt	14,315	(5)	*	0		—	*
James P. Kelly	14,315	(5)	*	0		—	*
Cary D. McMillan	19,136	(5)	*	0		—	*
Thomas J. Neff	2,000		*	0		—	*
Steven P. Stanbrook	2,890		*	0		—	*
Executive Officers and Directors as a Group (15 persons)	10,017,253	(8)	18.47%	2,862,397		4.66%	10.72%

*	Less than 1%
(1)	Includes Class A common stock, Class B common stock and Class C common stock. None of the persons or entities listed in the table above owns shares of Class C common stock.
(2)	Consists of approximately 650 parties to stockholders’ agreement that provides for, among other things, voting of these shares of Class B Common Stock held by the other parties to the agreement. The terms of the stockholders’ agreement are more fully described in “Certain Relationships and Related Transactions—Stockholders’ Agreement” herein. Each party to the stockholders’ agreement disclaims beneficial ownership of shares held by the other parties to the agreement. The parties to the stockholders’ agreement do not beneficially own shares of Class A common stock as a group. No party to the stockholders’ agreement owns more than 2% of Class B common stock or 1% of Class A common stock. The shares of Class B common stock will automatically be converted to shares of Class A common stock upon transfer to a person other than a FORE Holdings LLC owner or a former partner of Bacon & Woodrow, or their affiliated transferees, or at the direction of the Company’s stockholders’ committee.
(3)	Includes 9,774,479 shares held by the following General Atlantic partnerships: 4,661,962 shares held by General Atlantic Partners 54, L.P.; 1,115,353 shares held by General Atlantic Partners 57, L.P.; 2,180,207 shares held by General Atlantic Partners 60, L.P.; 775,805 shares held by GAP Coinvestment Partners, L.P.; and 1,041,152 shares held by GAP Coinvestment Partners II, L.P. Mr. Denning is a director of the Company, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P., and General Atlantic Partners 60, L.P. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Mr. Denning disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest therein. Mr. Denning also owns 12,000 shares directly.

(4)	Based on the most recently filed Schedule 13G by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 2,710,000 shares, representing 5.0% of the outstanding Class A common stock), for which T. Rowe Price Associates Inc. serves as investment adviser with power to direct investments and sole power to vote with respect to 660,700 of the shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	The number of shares of Class A common stock for each named executive officer and director includes the following number of shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2004: Mr. Gifford—48,150 shares; Mr. Brandorff—14,050 shares; Mr. Doyle—18,775 shares; Ms. Gordon—6,200 shares; Mr. Holland—26,625 shares; Mr. Lee—13,600 shares; Ms. Francis—9,400 shares; Ms. Hunt—9,400 shares; Mr. Kelly—9,400 shares; and Mr. McMillan—9,400 shares.
(6)	Includes 237,748 shares held by a family partnership.
(7)	Includes 178,369 shares held by a family partnership.
(8)	Includes 199,650 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2004.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for any other purpose.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years ended September 30, 2002, 2003 and 2004 to the Chairman and Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company.

Name and Principal Position	FY— Ended	Salary(1)(2)	Bonus(1)(3)	Securities Underlying Options	All Other Compensation(4)
Dale L. Gifford
Chief Executive Officer	2004	$785,000	$590,000	52,300	$153,109
	2003	$785,000	$450,000	59,200	$127,604
	2002	$790,000	$1,088,125	66,700	$50,299

Perry O. Brandorff
Manager—Europe Region	2004	$460,000	$200,000	15,300	$75,101
	2003	$460,000	$175,000	17,400	$67,604
	2002	$441,667	$506,700	19,400	$23,247

Bryan J. Doyle
Leader—Outsourcing Business	2004	$455,000	$345,000	23,000	$89,151
	2003	$430,000	$215,000	24,300	$68,604
	2002	$393,334	$549,803	25,400	$23,218

Daniel J. Holland
Chief Operating Officer	2004	$585,000	$365,000	29,300	$106,584
	2003	$585,000	$290,000	33,100	$91,604
	2002	$570,000	$783,208	36,700	$33,851

Michael R. Lee
Leader—Client Development	2004	$450,000	$210,000	15,000	$74,884
	2003	$450,000	$175,000	17,000	$66,604
	2002	$426,667	$528,180	18,700	$22,806

(1)

Prior to June 1, 2002, the Company operated as a limited liability company and the Named Executive Officers were compensated through distributions of income from FORE Holdings. Amounts in the Salary column for periods prior to June 1, 2002 consist of distributions of a base level of expected income for the applicable fiscal year. Amounts in the Bonus column for periods prior to June 1, 2002 consist of additional distributions of income for the applicable fiscal year determined after completion of the fiscal year. Neither column includes proceeds from the disposition of real estate or return on invested capital. The return on invested capital for each Named Executive Officer was determined at a rate of 15% for a portion of their invested capital and at a rate of 10% on the remainder of their invested capital. These amounts are not comparable to executive compensation in the customary sense. As a result of the Company’s transition to a corporate structure which was completed on May 31, 2002, the Named Executive Officers no longer earned a return on invested capital in this manner since the invested capital was distributed, in part, to the Named Executive Officers and exchanged, in part, for shares of Class B common stock.

(2)	The fiscal 2002 period includes base salary from June 1, 2002 through September 30, 2002 in the following amounts: Dale L. Gifford: $250,000; Perry O. Brandorff: $145,000; Bryan J. Doyle: $126,667; Daniel J. Holland: $183,333; Michael R. Lee: $140,000.
(3)	The fiscal 2002 period includes bonuses from June 1, 2002 through September 30, 2002 in the following amounts: Dale L. Gifford: $178,125; Perry O. Brandorff: $66,700; Bryan J. Doyle: $84,803; Daniel J. Holland: $113,208; Michael R. Lee: $68,180.
(4)	Represents Global Profit Sharing, Retirement and Savings Plan and non-qualified defined contribution top-up plan contributions earned through the end of fiscal years 2002 (for the period from June 1, 2002 through September 30, 2002), 2003 and 2004. Actual contributions for fiscal year 2004 will be made on December 31, 2004, or as soon thereafter as practical. 2003 and 2004 figures also include payments under a spending allowance program.

Stock Option Grants

The Company grants options to its executive officers and other key employees under the Global Stock Plan. On July 1, 2004, options to purchase a total of 3,790,288 shares of Class A common stock were granted to employees under the Global Stock Plan. Certain key employees in the United Kingdom participate in the Company Share Option Plan. On July 1, 2004, the Company granted options to purchase a total of 66,266 shares to employees in the United Kingdom under this Plan. Options granted under both plans are exercisable over a ten-year period and vest twenty-five percent (25%) per year over a four-year period. Non-employee director options vest one year after issuance.

The following table provides details regarding the stock options granted in fiscal 2004 to the Named Executive Officers. No shares of restricted stock or stock appreciation rights (SARs) were granted to the Named Executive Officers in fiscal 2004.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Value at Assumed Annual Rates of Stock Appreciation(1)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/share)	Expiration Date(2)

					5% ($)	10% ($)
Dale L. Gifford	52,300	1.38%	$27.47	7/1/2014	$903,744	$2,732,675
Perry O. Brandorff	15,300.40%		$27.47	7/1/2014	$264,384	$721,395
Bryan J. Doyle	23,000.61%		$27.47	7/1/2014	$397,440	$1,201,750
Daniel J. Holland	29,300.77%		$27.47	7/1/2014	$506,304	$1,381,495
Michael R. Lee	15,000.40%		$27.47	7/1/2014	$259,200	$656,700

(1)	The potential realizable value is based on the appreciated value of the Company’s Class A common stock minus the per share exercise price, multiplied by the number of shares subject to the option. The appreciated value of the common stock is calculated assuming that the fair market value of the common stock on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option. The 5% and 10% rates of appreciation are set by the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future increases in the price of shares of common stock.
(2)	Options vest twenty-five percent (25%) per year on July 1 of each year over a four-year period, commencing July 1, 2005. Pursuant to the Global Stock Plan, the options would become fully vested upon a change in control of the Company.

Option Exercise Table

The following table provides information regarding the exercise of stock options in fiscal 2004 by the Named Executive Officers and the fiscal year-end value of unexercised options.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Dale L. Gifford	0	0	48,150	130,050	$283,719	$353,575
Perry O. Brandorff	0	0	14,050	38,050	$82,628	$103,160
Bryan J. Doyle	0	0	18,775	53,925	$109,079	$137,753
Daniel J. Holland	0	0	26,625	72,475	$156,420	$195,478
Michael R. Lee	0	0	13,600	37,100	$79,781	$99,841

(1)	Value calculated as the amount by which the closing price of the underlying shares on the New York Stock Exchange on September 30, 2004 (the last trading day of fiscal 2004) exceeds the option exercise price.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of September 30, 2004 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	11,212,831	$23.71	8,679,897
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	11,212,831	$23.71	8,679,897

General Employment Arrangements

All employees are required to sign confidentiality agreements upon joining the Company. All owners of FORE Holdings LLC (including each executive officer) and all employees in certain pay bands who receive options are required to sign a non-competition agreement that is included in their stock option award agreement.

DIRECTORS AND OFFICERS

Biographical Information for Directors

See “Election of Directors” on page 2 of this Proxy Statement for biographical information for the directors and director nominees.

Biographical Information for Non-Director Executive Officers and Other Members of Senior Management

Sanjiv K. Anand (age 52) has been the Chief Technology Applications Officer since 1999. Prior to his current role, Mr. Anand managed the technology development efforts for the Company’s benefits outsourcing business and several large client outsourcing engagements and was a primary architect of the Company’s TBA system and its predecessor software platforms. He joined the Company in 1980.

John L. Anderson (age 51) has been the Talent & Organization Consulting—Line of Business Leader since 2000. Prior to his current role, Mr. Anderson managed the Company’s compensation consulting business. He joined the Company in 1980 as an executive compensation consultant. He is a Certified Public Accountant and a member of the AICPA and Illinois CPA Society.

Bettye B. Baldwin (age 63) has been the Manager—Latin America Region since joining the Company in 2003. Prior to her current role, Ms. Baldwin managed the Company’s minority-owned operations in Puerto Rico, Dominican Republic and Venezuela since 1990.

Michael J. Bennett (age 60) has been the Manager—Asia-Pacific Region since 2000. Prior to his current role, Mr. Bennett managed the Company’s operations in Australia and New Zealand. Prior to joining the Company in 1995, Mr. Bennett spent 15 years in various academic positions, including three years at the University of Hong Kong, where he developed programs in Industrial Psychology.

Perry O. Brandorff* (age 46) has been the Manager—Europe Region since 2000. Prior to his current role, Mr. Brandorff managed the Company’s Southwest U.S. Market Group and the Company’s center in Dallas, Texas. He joined the Company in 1982 as an actuary. Mr. Brandorff is a Fellow of the Society of Actuaries and a Member of the Academy of Actuaries.

Jack E. Bruner (age 48) has been the Health Management—Line of Business Co-Leader since he joined the Company in 1991. He has over 20 years of consulting experience in all phases of employee benefits, total compensation and human resources strategy. Mr. Bruner is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

Monica M. Burmeister* (age 51) has been the Retirement and Financial Management—Line of Business Leader since 2001. Prior to her current role, Ms. Burmeister managed the Company’s actuarial practice in the Midwest U.S. Market Group. She joined the Company in 1976. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

Kevin M. Campbell (age 44) has been Outsourcing—Market Strategy and Development Leader since joining the Company in October 2004. Mr. Campbell previously served as President and Chief Operating Officer of Exult, Inc. since June 2001, and as Operations President of Exult from May 2000 until June 2001. Before joining Exult, Mr. Campbell was a partner with Ernst & Young, LLP from August 1999 to May 2000, and prior to that a partner with Accenture LTD.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford, Bryan J. Doyle and Daniel J. Holland are Executive Officers.

Perry H. Cliburn (age 46) has been the Chief Information Officer since joining the Company in 1999. Prior to that, Mr. Cliburn was with First Data Corporation where he held a variety of positions, including manager of the Application Development and Support groups for First Data Resources (the retail credit card company within First Data Corporation).

Dan A. DeCanniere* (age 51) has been the Chief Financial Officer since 1996 when he joined the Company. Prior to that, Mr. DeCanniere served for five years as Chief Operating Officer and Chief Financial Officer of a large architectural engineering firm and for ten years as chief financial officer and chief administrative officer of a large financial and litigation consulting firm. He is a member of the AICPA and Illinois CPA Society.

Maureen A. Kincaid (age 54) has been the Health Management—Line of Business Co-Leader since 1998 and has been the health and welfare outsourcing services global practice leader since 1989. She joined the Company in 1978.

Stephen Dale King (age 53) has been the Chief Human Resources Officer since 2000. Prior to his current role, Mr. King served as the Company’s Chief Learning Officer. Prior to joining the Company in 1997, Mr. King was with the Bank of Montreal’s Institute for Learning—the bank’s corporate university—where he coordinated classroom training. Mr. King also worked as part of human resources teams at Harris Bank and Caremark.

Michael R. Lee* (age 48) has been the Client Development Leader—North America and the North America Market Group Leader since 2002. Before assuming his current roles, Mr. Lee served as the Market Group Leader—Midwest U.S. Market Group. and the global practice leader for the Company’s managing consultant group and managed the Company’s Pittsburgh market. He joined the Company in 1984.

Roger S. Parkin (age 48) has been the Market Group Leader—UK & Ireland Market Group since January 2004. Prior to that he served as manager of the Company’s Retirement & Financial Management practice in the United Kingdom. Mr. Parkin joined Bacon & Woodrow in 1977, and is a Fellow of the Institute of Actuaries.

Mark A. Murray (age 48) has been the Market Group Leader—West U.S. Market Group since 1993. Prior to that, Mr. Murray served as a manager in the Company’s Philadelphia office. He joined the Company in 1981.

Christopher S. Palmer (age 53) has been the Market Group Leader—East U.S. Market Group since 2002. From 2000 until 2002, he managed the East U.S. Client Development Group and from 1990 to 2000 was the East U.S. Business Development Group Manager. He joined Hewitt in 1979.

John M. Ryan* (age 57) has been the Chief Administrative Officer since 1988. Mr. Ryan also has served as Corporate Development Leader since 2001. In addition, he has been the Chief Executive Officer of Hewitt Financial Services LLC since 1994. Mr. Ryan joined the Company in 1985. Prior to that time, he spent 13 years in the private practice of law.

Richele A. Soja (age 43) has been the Market Group Leader—Central (formerly Midwest) U.S. Market Group since 2002. From 2001 to 2002 Ms. Soja served as a Managing Consultant in the Company’s Chicago office. Prior to that, Ms. Soja served as a consultant in the Company’s Talent and Organization consulting practice. Ms. Soja joined the Company in 1992.

Stephen M. Unterberger (age 46) has been Outsourcing—Solutions Strategy and Development Leader since joining the Company in October 2004. Mr. Unterberger previously served as Executive Vice President and Chief Operating Officer of Exult from February 1999 until June 2001. He became Exult’s Chief of Service Delivery in June 2001, Corporate Executive Vice President, Business Model Operations of Exult in January 2003, and served as Exult’s Business Model Architecture President from June 2003 until October 2004.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Dale L. Gifford, Bryan J. Doyle and Daniel J. Holland are Executive Officers.

Compensation and Leadership Committee Report

The following Compensation and Leadership Committee Report should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference in such filing.

The Compensation and Leadership Committee’s charter with respect to executive compensation is to establish programs which attract and retain key executives, align their compensation with the Company’s overall business strategies, values and performance and support the Company’s efforts to develop world-class leaders. Pursuant to its charter, the Compensation and Leadership Committee has reviewed and confirmed a total rewards philosophy which includes the following considerations:

•	A “pay-for-results” orientation that differentiates compensation results based on firm, business unit and individual performance;

•	An emphasis on long-term incentives as a significant component of total compensation in order to more closely align the interests of Company executives with the interests of long-term shareholders;

•	An emphasis on rewarding Company executives with total compensation (including cash and stock incentive plans) at or above competitive levels, when performance is strong;

•	An appropriate mix of short-term and long-term compensation which facilitates retention of talented executives, balances short-term and long-term financial and stock price goals and behaviors within the Company, and encourages Company stock ownership; and

•	Recognition that as an executive’s level of responsibility increases, a greater portion of the total compensation opportunity should be leveraged with stock and other performance incentives.

The primary components of the Company’s executive compensation program are (a) base salaries, (b) annual cash incentive opportunities, and (c) long-term incentive opportunities in the form of stock options. This three-part approach enables the Company to compete in the highly competitive environment in which it operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Each primary component of executive pay is discussed below.

The executive officers’ and CEO’s base salary, annual incentive target and award, and long-term incentives are reviewed annually to ensure market competitiveness, and to assure satisfaction of the Company’s objective of providing total executive pay which achieves the appropriate leverage of variable pay for performance and at-risk equity holdings. The Compensation and Leadership Committee utilized data and advice from internal consulting resources and comprehensive market surveys in their review of the executive officers’ compensation. In reviewing compensation recommendations, the Compensation and Leadership Committee considered data from a peer group of companies including Fortune 1000 organizations and other professional service firms that the Committee believes is a representative measure of the size, scope, and complexity of the market for competitive executive talent. Based on the latest available data, total targeted compensation for the Company’s executive officer group in aggregate ranked at the median of the compensation survey group.

Base Salaries. Each year the Committee determines the base salary for the CEO and other key executive officers within the firm. In making its base pay recommendations the Committee reviews the following qualitative factors: Company performance, the executive’s individual performance and level of responsibility, competitive market pay information, and other inflationary and internal equity considerations. In order to effectively recruit and retain key executives, the Company has adopted a base salary philosophy that takes into account competitive market compensation levels at the 50th percentile with the ability to differentiate compensation around that data point.

Annual Cash Incentives. The Committee reviews annual incentive goals for the CEO and selected key executives. Annual incentive goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results. Targeted incentive amounts, which are designed to provide competitive incentive pay at the 50th to 75th percentile, are established each year with the amount varying as a percentage of base salary depending upon each officer’s role and level of responsibility. Performance objectives intended to focus attention on achieving key goals are established for the Company, for each significant business unit, and for each key executive. An objective assessment of how each key executive has performed relative to their individual goals is a key factor in determining the annual cash payout. Any payout is then adjusted by a firm wide multiplier which is designed to calibrate aggregate performance against overall funding based on firm wide profitability.

For 2004, these objectives included targeted earnings and revenue growth goals. In addition, individual performance objectives were established for each executive, which include both specific performance goals and qualitative development goals. Overall, the Committee approved incentive award payouts based on a firm wide multiplier of 93.5% of aggregate targets for the fiscal year ended September 2004.

Long-term Incentives. The Company has granted equity-based awards to its executives under the Global Stock Plan, which was initially approved by the Board of Directors in June, 2002. The Global Stock Plan is designed to align a significant portion of the executive compensation opportunity with the long-term interests of the Company’s shareholders. While the Global Stock Plan provides for the grant of several types of equity-based awards, the Company is currently issuing only stock options to active associates under the Global Stock Plan.

In 2004 the Company made a grant of stock options to approximately 2,100 individuals including the executive group. This broad sharing of equity is an important element of the Company’s efforts to identify and reward key talent, and to expand ownership opportunities throughout the organization. The Company currently plans to continue annual equity incentive grants to provide key contributors, over a number of years, multiple equity incentive grants with a price equal to the market price for common shares on the date of each grant. Equity grants are recommended by management based on the individual’s role, leverage and performance, competitiveness with the external market, and overall funding determination.

The Compensation and Leadership Committee approved both eligibility and the magnitude of the 2004 equity grants. The stock option grants are developed as a percentage of salary and thus are designed to increase the portion of the total compensation opportunity represented by stock incentives as an individual’s level of responsibility expands. For key contributors, the Company’s stock option agreement contains provisions providing for the forfeiture of outstanding options and the value received upon the exercise of options in the event the option holder leaves the Company and engages in certain behavior in competition with or contrary to the interests of the Company.

Compensation of the Chief Executive Officer. In 2004, Mr. Gifford participated in the same compensation plans provided to the other executive officers as described above. Mr. Gifford’s compensation was set to be competitive with CEOs in comparable companies within the peer group, while ensuring that his total compensation was dependent upon achievement of the Company’s financial performance goals and his own personal performance objectives. To ensure that decisions regarding Mr. Gifford’s compensation are directly based upon the extent to which his performance objectives are met, the Committee has established a detailed process for CEO performance review and assessment, including the use of a third party to execute portions of this process. All compensation actions relating to Mr. Gifford are subject to the approval of the Committee.

After review of Mr. Gifford’s 2004 performance, the relative comparison of his base pay to other CEOs in the peer group and overall business conditions, the Committee approved an increase in base pay for Mr. Gifford from $785,000 to $800,000 beginning December 1, 2004.

Consistent with its pay for results philosophy and to ensure competitiveness of total compensation within the peer group, the Committee increased the annual incentive target for Mr. Gifford. Effective October 1, 2004,

Mr. Gifford’s annual incentive target was increased from 80% to 85% of base salary. Based on latest available data, Mr. Gifford’s targeted direct compensation ranks within the 50th to 60th percentile of total direct compensation paid to CEOs in the peer group.

In 2004, the Company did not achieve its revenue targets or its aggregate earnings target required for a 100% incentive payout. Final 2004 results yielded an annual incentive payout pool of 93.5% of initial targets. Accordingly, in November, the Committee determined that Mr. Gifford earned a payout for the 2004 Annual Incentive Plan in the amount of $590,000. This represents approximately 94% of Mr. Gifford’s annual target incentive amount reflecting an assessment of Mr. Gifford’s performance at 100% adjusted by the firm-wide multiplier.

Consistent with the schedule established at the time the Company went public and based on his annual performance review, Mr. Gifford’s long term incentive target remained at 200% (face value) as a percentage of base salary. This target was established based on a review of peer group data and analysis completed at the time of the Company’s initial public offering. Based on current market data, Mr. Gifford’s long-term incentive target ranks below median for Chief Executive Officers in his peer group. This target will be reviewed as part of the 2005 equity grant process.

Stock Ownership Guidelines. In December 2003, the Committee adopted minimum stock ownership guidelines for all Hewitt officers, all members of the Hewitt Leadership Group, and non-employee directors. The ownership requirement for the CEO is Hewitt stock equal in value to five times the current base salary. Mr. Gifford currently exceeds the ownership guidelines required of the CEO. The ownership guidelines range from 0.5 to 3.5 times the current base salary for other covered individuals, and are set at five times the annual equity compensation for non-employee directors. Individuals have five years in which to achieve these minimum holding levels.

Executive Benefits. The Company has an established set of executive benefits available to the named executives. These benefits include a nonqualified defined contribution top-up plan, a voluntary deferral plan, a spending allowance equal to 2.5% of base compensation with an annual cap of $7,500, and a paid time off program which provides an additional five weeks of vacation every fifth year. These benefits are also available to a broader group of leaders in North America. No other executive benefits are provided beyond those noted above.

Impact of Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of non-performance-based compensation paid to a covered employee. In general, the Company’s policy is to preserve the federal income tax deductibility of compensation it pays to its covered employees. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, and long-term incentive plans. Currently the Company is not subject to Section 162(m) for three years following the initial public offering. As such, there was no impact to the Company under Section 162(m).

Director Compensation. The Committee reviewed director compensation in 2004 and adjusted the compensation arrangements based on market prevalence. As a result, each non-employee director of the Company receives (i) an annual retainer of $40,000 paid in cash, Class A common stock or deferred stock units, and (ii) an annual equity grant of $60,000 paid in Class A common stock or deferred stock units with a one year vesting restriction. In addition, each Committee Chair receives $5,000 in cash to reflect their added responsibilities.

Leadership Succession Planning for Senior Executives. In keeping with the Committee’s charter to support the Company’s efforts to develop world-class leaders, the Committee has developed and approved a template for discussing key talent and reviewing leadership succession plans for senior executives. In 2004, succession plans and leadership development have been discussed for all senior executive roles. Additionally, the majority of the associates in the succession pool have participated in an assessment using Hewitt’s leadership competency model.

Conclusion. As outlined above, the Company’s executive compensation program provides a significant link between total compensation, the Company’s performance, and long-term shareholder value consistent with the compensation philosophies set forth above. This program is designed to be a significant factor in helping achieve the Company’s growth and profitability goals, and the resulting long-term gains for the Company’s stockholders.

Submitted by the Compensation and Leadership Committee of the Board:

December 1, 2004	Cary D. McMillan, Chairman
Michele M. Hunt
Michael E. Greenlees
Thomas J. Neff

Performance Measurement Comparison

The graph below depicts total cumulative stockholder return on $100 invested on June 27, 2002, the date of the Company’s initial public offering of shares of Class A common stock, in (1) the initial public offering of Hewitt Associates, Inc. Class A common stock, (2) an industry peer group index comprised of the common stock of publicly-held competitors of the Company, and (3) the Standard & Poor’s 500 Index. The graph assumes reinvestment of dividends.

The Company does not believe an appropriate independently-compiled industry peer group index exists. The index developed by the Company represents its judgment of its closest competitors for which there is a public stock price. Several of the Company’s closest competitors are not publicly held, thus these competitors are not included in the index.

Hewitt Associates, Inc.

	Cumulative Total Return
	6/27/02		6/02(1)	9/02(1)	9/03(1)	9/04(1)
Hewitt Associates, Inc. (2)	100.00		122.63	155.47	128.16	139.26
S&P 500(3)	100.00	(4)	92.88	76.83	95.57	108.83
Peer Group(5)	100.00		101.01	69.92	88.61	95.98

(1)	Return as of the last business day of the month.

(2)	Prior to its initial public offering on June 27, 2002, all ownership interests of the Company were held by FORE Holdings LLC.
(3)	Copyright © 2002 Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
(4)	S&P 500 Index cumulative total return is based on initial investment made as of May 31, 2002.
(5)	Comprised of Accenture Ltd., Affiliated Computer Services, Automatic Data Processing, Inc., Bearing Point, Inc., Ceridian Corp., Electronic Data Systems, Exult, Inc., Paychex, Inc., and Watson Wyatt & Company Holdings, Inc. The Company’s Peer Group no longer includes Probusiness Services, Inc. since it has been acquired by Automatic Data Processing, Inc.

Certain Relationships and Related Transactions

Organizational Structure

The Company’s transition to a corporate structure, which the Company completed on May 31, 2002, was accomplished through the following transactions:

•	Hewitt Associates, Inc., a Delaware corporation, was formed as a subsidiary of FORE Holdings LLC, formerly known as Hewitt Holdings LLC.

•	Hewitt Associates LLC distributed $152.5 million of accounts receivable and $55 million of cash to FORE Holdings to fund a distribution to its owners of accumulated earnings.

•	FORE Holdings transferred all of the ownership interests in Hewitt Associates LLC to Hewitt Associates, Inc., thereby making Hewitt Associates LLC a wholly-owned subsidiary of Hewitt Associates, Inc., and FORE Holdings owners (with the exception of retired FORE Holdings owners) became employees of Hewitt Associates LLC or one of its subsidiaries.

•	FORE Holdings received an aggregate of 70,819,520 shares of the Company’s Class B common stock.

•	Each of FORE Holdings’ owners retained an interest in FORE Holdings (and an undivided, indirect interest in the shares of the Company’s Class B common stock held by FORE Holdings).

On July 1, 2003, FORE Holdings distributed to its owners the remaining shares of Class B common stock held on behalf of its owners, with the exception of 2,647,621 shares which it continued to hold on behalf of certain owners who reside outside the United States. Since July 1, 2003, FORE Holdings has distributed an additional 670,532 shares to certain owners who reside outside of the United States.

Restrictions on Common Stock

Stockholders’ Agreement

As a condition to receiving shares of Class B common stock in the distribution by FORE Holdings, the FORE Holdings owners entered into a stockholders’ agreement whereby the shares received in the distribution would continue to be subject to similar restrictions as when the shares were held by FORE Holdings. The Company, FORE Holdings and the FORE Holdings owners or their transferees who received shares of Class B common stock in the distribution from FORE Holdings to the owners are parties to the stockholders’ agreement.

Persons and Shares Covered. The parties to the stockholders’ agreement (other than the Company and FORE Holdings) and the persons who from time to time may become parties to the stockholders’ agreement are referred to as “covered persons.”

The stockholders’ agreement covers:

•	all shares of Class B common stock and Class C common stock beneficially owned by each covered person at the time such covered person entered into the stockholders’ agreement,

•	any shares of Class B common stock and Class C common stock as to which a covered person acquires beneficial ownership after execution of the stockholders’ agreement, and

•	any shares of Class A common stock as to which a covered person acquires beneficial ownership upon conversion of the shares of Class B common stock or Class C common stock beneficially owned by such covered person.

Shares of Class A common stock acquired by covered persons in the open market will not be subject to the stockholders’ agreement. The shares covered by the stockholders’ agreement are referred to as “covered shares.”

Transfer Restrictions. The stockholders’ agreement contains restrictions on transfer whereby each covered person who is an owner or transferee of an owner will be subject to the transfer restrictions described below. Such covered persons are referred to as “owner covered persons.” Each owner covered person may not transfer any covered shares beneficially owned by such owner covered person until the later to occur of June 27, 2005 and the date which is six months after the consummation of the most recent public offering of the Company’s Class A common stock prior to June 27, 2005. Each owner covered person may not transfer prior to June 26, 2006 any “goodwill shares” (defined below) beneficially owned by such owner covered person which are still subject to the book to market phase-in discussed below.

Book to Market Phase-in. If a FORE Holdings owner’s employment terminates (other than as a result of an owner’s retirement (subject to certain criteria), death or disability) within four years of the initial public offering (which occurred on June 27, 2002) and before the owner reaches the age of 55 with ten years of service with the Company, the number of shares held by the owner will be reduced. The shares held by a terminated owner which may be subject to reduction are referred to as “goodwill shares.” Upon completion of the Company’s initial public offering, there were approximately 55,600,000 of such shares. The reduction in the number of goodwill shares is a function of the then current book value and market value of the shares and is calculated according to the formula described below. Book value of the Company’s Class A common stock will be determined as of the end of the immediately preceding fiscal quarter for which the Company has reported financial results and market value of the Company’s Class A common stock will be determined based on the weighted average closing sale price of the Company’s Class A common stock as quoted on the New York Stock Exchange for the five trading days preceding the date of termination.

Specifically, on each anniversary of the initial public offering, if a FORE Holdings owner is one of the Company’s employees on that date, such owner’s entitlement to a portion of the goodwill shares will increase, as follows, from book value to market value.

	Entitlement to goodwill shares at book value	Entitlement to goodwill shares at market value
On or prior to June 27, 2003	100%	0%
On or after June 27, 2003 to June 26, 2004	75%	25%
On or after June 27, 2004 to June 26, 2005	50%	50%
On or after June 27, 2005 to June 26, 2006	25%	75%
On or after June 27, 2006	0%	100%

As to any goodwill shares that a FORE Holdings owner is entitled to receive at market value, such shares will not be subject to surrender by the owner. As to any goodwill shares that an owner is entitled to receive at book value, an owner will surrender a number of shares having an aggregate market value equal to the difference between the market value and the book value of such shares. The surrendered shares will be reallocated to the remaining FORE Holdings owners.

If a FORE Holdings owner who is at least 52 years of age and who has been an owner for at least ten years provides twelve months’ prior written notice of intent to retire to the board of directors, such owner will be eligible for a special retiree formula as to entitlement to goodwill shares. Such formula considers the age of the individual and the number of years that person has been an owner. Depending on the combination of these factors, such person would be entitled to between 82% and 100% of his or her remaining book value goodwill shares at market value at that time.

The Company’s Chief Executive Officer, Mr. Gifford, has agreed to waive any enhanced rights to goodwill shares at market value due to retirement prior to June 27, 2006, unless his retirement is initiated by the Company’s Board of Directors. In the event of a FORE Holdings owner’s death, the estate of such owner will be entitled to 100% of the goodwill shares at market value. In the event of an owner’s disability, the owner will continue to be treated as an active employee during the disability.

Voting. The stockholders’ agreement provides that prior to any vote of the Company’s stockholders, a separate, preliminary vote of all of the covered shares owned by the covered persons will be held. All of the covered shares will then be voted in accordance with the vote of the majority of the votes cast in the preliminary vote. The preliminary vote will be administered by the stockholders’ committee designated in accordance with the Company’s Amended and Restated Certificate of Incorporation.

Notwithstanding the foregoing, in elections of Directors, all covered shares owned by covered persons will be voted in favor of the election of those persons receiving the highest number of votes cast in the preliminary vote.

Term. The stockholders’ agreement continues in effect until the first to occur of the termination of the stockholders’ agreement by the affirmative vote of the holders of a majority of the covered shares, such time as the covered shares represent less than 10% of the Company’s issued and outstanding shares of common stock, or June 27, 2022. Covered persons are bound by the terms of the stockholders’ agreement for as long as they hold covered shares. Any termination of the book to market phase-in provisions (at any time) would require the approval of the majority of the Company’s independent directors.

Waivers and Amendments. The executive committee of FORE Holdings may waive the transfer restrictions for any reason it deems appropriate. Any waiver or amendment to the book to market phase-in provisions requires the approval of the Company’s independent directors.

Subject to the foregoing paragraph, the provisions of the stockholders’ agreement may generally be amended or waived by the affirmative vote of the holders of a majority of the covered shares. However, any waiver or amendment materially affecting the Company’s rights or obligations or the rights or obligations of either of the stockholders’ committee or the executive committee of FORE Holdings requires the approval of the entity so affected.

Effects of Change in Control. Following the consummation of a change in control of the Company, the transfer restrictions applicable to covered persons and the voting provisions discussed above will terminate. The book to market phase-in provisions will not be affected by a change in control and will continue to apply with respect to the covered person’s shares in the acquiror. However, if a FORE Holdings owner’s employment with the Company or the acquiror is terminated without cause within two years following a change in control, the owner will be entitled to all goodwill shares at market value.

Additional Transfer Restrictions

The shares of restricted Class A common stock issued to certain of the Company’s key employees may not be transferred prior to June 27, 2005, which period may be extended by six months in certain circumstances, other than through a registered public sale or to the extent the Company waives the transfer restrictions. Twenty-five percent of such shares vested on each of June 27, 2003 and June 27, 2004. The Company has waived the transfer restriction on the shares which vested on June 27, 2003 and June 27, 2004.

Under a transfer restriction agreement entered into between the Company and the former partners of Bacon & Woodrow, the shares of Class B common stock and Class C common stock issued to the former partners of Bacon & Woodrow and the shares of Class A common stock issued to the certain key non-partner employees of Bacon & Woodrow may not be transferred prior to June 27, 2005, which period may be extended by six months in certain circumstances, other than transfers to permitted transferees, through a registered public sale, or to the extent the Company waives the transfer restrictions. Twenty-five percent of the shares issued to certain key non-partner employees of Bacon & Woodrow vested on each of June 27, 2003 and June 27, 2004. The Company has waived the transfer restrictions on the shares which vested on June 27, 2003 and June 27, 2004.

Waiver of the transfer restrictions contained in the stockholders’ agreement no longer requires the approval of Hewitt’s Board of Directors. FORE Holdings has advised the Company that it has released the transfer restrictions on two percent of the original number of Class B and Class C shares each month from October through December 2004.

Registered Secondary Sales

Pursuant to a registration rights agreement entered into in June 2002, FORE Holdings has the right, on behalf of its owners, to request that the Company register for underwritten public sale, on each of three occasions, up to 12% of the shares held by its owners, the former partners of Bacon & Woodrow and the Company’s and Bacon & Woodrow’s key employees, subject to the determination by the Company’s independent directors that such a sale is not contrary to the best interests of the Company. The independent directors may consider several factors in making such a determination, including share price performance after the date of the offering, equity market conditions and the Company’s operating results. The first underwritten secondary offering pursuant to the registration rights agreement occurred in August 2003 in which the selling stockholders sold an aggregate of 11,330,794 Class A shares. Under the registration rights agreement, the Company has agreed to indemnify FORE Holdings and the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. On April 16, 2004, Hewitt announced that it filed a shelf registration statement to register for resale shares on Class A common stock issuable upon conversion of the Class B and Class C shares of common stock pursuant to the next registration request under the registration rights agreement. This registration statement became effective August 31, 2004. Through September 30, 2004, there were no sales of Hewitt stock pursuant to this registration statement.

Minimum Stock Ownership Requirements

FORE Holdings owners are required to hold a minimum number of shares while they are employees of the Company. Under the option award agreement for the FORE Holdings owners, each FORE Holdings owner is required to maintain beneficial ownership of at least 25% of such owner’s initial goodwill shares while employed by the Company.

Under the Bacon & Woodrow transfer restriction agreement, while employed by the Company, each of the former partners of Bacon & Woodrow is required to maintain beneficial ownership of at least 25% of the Class C shares of common stock issued to such former partner.

Services Agreement

Through September 30, 2007, Hewitt Associates LLC will provide certain support services to FORE Holdings, primarily in the financial, real estate and legal departments, as may be requested by FORE Holdings from time to time. FORE Holdings will pay Hewitt Associates LLC an annual fee of $50,000 for basic services. Hewitt Associates LLC may charge FORE Holdings separately for additional services on a time and materials basis. Through September 30, 2004, fees for all services Hewitt Associates LLC has provided under the services agreement, totaling $116,568, have been paid by FORE Holdings.

Distribution Agreement

On May 30, 2002, Hewitt Associates LLC distributed approximately $152.5 million of accounts receivable and $55 million of cash to FORE Holdings pursuant to a distribution agreement. This assignment was without recourse to the Company or Hewitt Associates LLC and was used to fund a distribution to FORE Holdings’ owners of accumulated earnings. Hewitt Associates LLC agreed to act as a collection agent for FORE Holdings. Certain directors and executive officers are owners of FORE Holdings: Mr. Dale E. Gifford and Mr. Daniel J. Holland each own less than a 2% interest in FORE Holdings; no other directors or executive officers own greater than a 1% interest in FORE Holdings.

Real Estate

The Company conducts operations in general offices in Lincolnshire, Illinois, and in regional and foreign offices. The offices are leased under operating leases. The Company leases most of its office space from FORE Holdings and/or its subsidiaries, including the Hewitt Properties companies referenced in this table.

Of these offices, FORE Holdings owns and leases the following real estate assets to the Company:

FORE Holdings Properties Entity	Location	Commencement Date	Expiration Date	Monthly Base Rent ($000)	Options	Square Footage
Hewitt Properties I	Lincolnshire, Illinois	November 25, 1998	November 24, 2018	$560	Option to renew for two consecutive 5-year terms Option to purchase building	489,000

Hewitt Properties II	Lincolnshire, Illinois	December 30, 1999	December 29, 2019	$342	Option to renew for two consecutive 5-year terms Option to purchase building	330,000

Hewitt Properties III	Lincolnshire, Illinois	May 22, 1999	May 21, 2014	$357	Option to renew for two consecutive 5-year terms Option to purchase building	326,000

Hewitt Properties IV	Orlando, Florida	March 22, 2000	March 21, 2020	$235	Option to renew for two consecutive 5-year terms Option to purchase building	310,000

Hewitt Properties IV	The Woodlands, Texas	March 22, 2000	March 21, 2020	$431	Option to renew for two consecutive 5-year terms Option to purchase building	414,000

The Bayview Trust(1)	Newport Beach, California	June 1, 2002	May 31, 2017	$0 through August 31, 2003 $215 after August 31, 2003	Option to renew for two consecutive 5-year terms Two expansion options in 2007 and 2012	93,000

(1)	On March 7, 2003, The Bayview Trust sold the Newport Beach, California property to an independent third party and the Company’s lease was assigned the purchaser.

There are three related party operating leases between Overlook Associates and the Company covering a portion of the complex that constitutes the Company’s global headquarters in Lincolnshire, Illinois. Overlook Associates is a majority-owned but not a controlled investment of FORE Holdings. As of September 30, 2004, the minimum aggregate lease payments on these leases totaled $115 million. The material terms of each lease are set forth below:

Property	Commencement Date	Expiration Date	Monthly Base Rent ($000)	Options	Square Footage
One Overlook Point	June 1, 1989	May 1, 2009	$341	5 year option to extend term	212,000

Two Overlook Point	February 28, 1997	February 28, 2017	$265	Option to purchase between years 7 and 10	321,000

Three Overlook Point	December 1, 1989	February 28, 2017	$302	N/A	290,000

Total lease payments from Hewitt Associates LLC to FORE Holdings and Overlook Associates were $34 million in 2004. The leases were entered into on terms comparable to those which would have been obtained in an arm’s length transaction according to an independent third party evaluation of the leases.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no reports were required, during the fiscal year ended September 30, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater-than-ten-percent beneficial owners were satisfied, except that a Form 4 reporting a change in beneficial ownership by Julie S. Gordon was filed late.

Other Matters

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is August 17, 2005. Stockholders who wish to submit a proposal not intended to be included in the Company’s proxy statement and form of proxy but to be presented at the 2006 Annual Meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s Bylaws to provide notice of such proposal in nomination to the Secretary of the Company at the Company’s principal executive office. This notice must be delivered to the Company no later than October 30, 2005, but no earlier than September 30, 2005. This notice must contain the information required by the Company’s Bylaws.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069 or may be accessed from the Investor Relations section of the Company’s web site, www.hewitt.com or from the SEC’s web site, www.sec.gov.

By Order of the Board of Directors

/s/ DALE L. GIFFORD
Dale L. Gifford
Chairman of the Board
and Chief Executive Officer

December 15, 2004

[HEWCM - HEWITT ASSOCIATES, INC. Common ]    [FILE NAME: ZHEW12.ELX] [VERSION - (1)]    [11/29/04] [orig. 11/29/04]

DETACH HERE	ZHEW12

PROXY

HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 2, 2005

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints C. Lawrence Connolly, III, Jeffrey C. Everett and Peter E. Ross, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois, on Wednesday, February 2, 2005 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

HEWITT ASSOCIATES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC] Log on to the Internet and go to http://www.eproxyvote.com/hew	OR	Vote-by-Telephone [GRAPHIC] Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWCM - HEWITT ASSOCIATES, INC. Common ] [FILE NAME: ZHEW11.ELX] [VERSION - (1)] [11/29/04]

[orig. 11/29/04]

DETACH HERE	ZHEW11

☒	Please mark votes as in this example.	é	ë	#HEW

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.
Nominees: (01) Cheryl A. Francis, (02) Dale L. Gifford and (03) Thomas J. Neff.					2. Ratification of Ernst & Young LLP as Independent Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐ For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

[HEWCM - HEWITT ASSOCIATES, INC. class b and c “PVC” ]    [FILE NAME: ZHEWP2.ELX] [VERSION - (1)]    [11/29/04] [orig. 11/29/04]

DETACH HERE	ZHEWP2

Preliminary Voting Card (“PVC”) and Proxy for Class B and C Shares (“B/C Proxy”)

HEWITT ASSOCIATES, INC.

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 2, 2005

This PVC and B/C Proxy is Solicited on Behalf of the Stockholders Committee

contemplated by the Certificate of Incorporation of Hewitt Associates, Inc.

The undersigned hereby votes all shares of Class B and Class C Common Stock which the undersigned may be entitled to vote in the Preliminary Vote relating to the Annual Meeting of Stockholders of Hewitt Associates, Inc. at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois, on Wednesday, February 2, 2005 at 9:00 a.m., Central Standard Time (the “Annual Meeting”). Further, the undersigned hereby appoints the Stockholders Committee (by action by a majority of its members) proxy for the undersigned to vote all shares of Class B and Class C Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting or at any adjournment thereof, upon the matters set forth on the reverse side and described in the Proxy Statement separately distributed by the Board of Directors of Hewitt Associates, Inc., such votes to be cast in accordance with the Certificate of Incorporation and based upon the Preliminary Vote.

IN ORDER TO HAVE YOUR VOTE COUNTED IN THE PRELIMINARY VOTE THIS PVC MUST BE RECEIVED BY HEWITT ASSOCIATES, INC. BY 5:00, C.D.T. ON FEBRUARY 1, 2005.

Please mark this document as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

HEWITT ASSOCIATES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC] Log on to the Internet and go to http://www.eproxyvote.com/hewb-c	OR	Vote-by-Telephone [GRAPHIC] Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWCM - HEWITT ASSOCIATES, INC. class b and c “PVC” ] [FILE NAME: ZHEWP1.ELX] [VERSION - (1)] [11/29/04] [orig. 11/29/04]

DETACH HERE	ZHEWP1

☒	Please mark votes as in this example.	é	ë	HEWB

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.
Nominees: (01) Cheryl A. Francis, (02) Dale L. Gifford and (03) Thomas J. Neff.					2. Ratification of Ernst & Young LLP as Independent Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐ For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

[HEWCM - HEWITT ASSOCIATES, INC. “VIF” ]    [FILE NAME: ZHEWV2.ELX] [VERSION - (1)]    [11/29/04] [orig. 11/29/04]

DETACH HERE	ZHEWV2

Voting Instruction Form (“VIF”)

HEWITT ASSOCIATES, INC.

ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 2, 2005

This VIF is Solicited on Behalf of FORE Holdings LLC

The undersigned hereby instructs FORE Holdings LLC to vote all shares of Class B Common Stock of Hewitt Associates, Inc. allocated to the account of the undersigned at FORE Holdings LLC in the Preliminary Vote relating to the Annual Meeting of Stockholders of Hewitt Associates, Inc., at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Chicago, Illinois, on Wednesday, February 2, 2005 at 9:00 a.m., central daylight time upon the matters set forth on the reverse side and described in the Proxy Statement separately distributed by the Board of Directors of Hewitt Associates, Inc.

Please mark this VIF as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FORE HOLDINGS LLC

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet [GRAPHIC] Log on to the Internet and go to http://www.eproxyvote.com/hewhh	OR	Vote-by-Telephone [GRAPHIC] Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

[HEWCM - HEWITT ASSOCIATES, INC. “VIF” ] [FILE NAME: ZHEWV1.ELX] [VERSION - (1)] [11/29/04]

[orig. 11/29/04]

DETACH HERE	ZHEWV1

☒	Please mark votes as in this example.	é	ë	HEWH

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1 AND 2.

1. Election of Directors.
Nominees: (01) Cheryl A. Francis, (02) Dale L. Gifford and (03) Thomas J. Neff.					2. Ratification of Ernst & Young LLP as Independent Auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐ For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: